Exhibit 99.1

One Tellabs Center 1415 West Diehl Road Naperville, IL 60563 United States

NEWS RELEASE	FOR IMMEDIATE RELEASE
Dec. 14, 2011

Tellabs CFO Timothy J. Wiggins resigns to accept CFO post at DeVry

Naperville, Ill. — Tellabs announced that Timothy J. Wiggins, executive vice president and chief financial officer, is resigning effective Dec. 30 to become chief financial officer at DeVry Inc., a global provider of educational services. Wiggins, 55, had served as Tellabs’ CFO since joining the company in 2003.

Tellabs plans to conduct a search for a new chief financial officer, including internal and external candidates. In the interim, Tom Minichiello, Tellabs vice president, finance and chief accounting officer, will serve as acting CFO.

“We appreciate Tim’s service to Tellabs as a leader and strategic partner. He’s built a strong finance team that has successfully focused on lowering costs and preserving the strong financial position we need to be successful in the future,” said Rob Pullen, Tellabs CEO and president. “We wish him well for the future.”

About Tellabs — Tellabs innovations enable the mobile Internet and help our customers succeed. That’s why 80% of the top global communications service providers choose our mobile, optical, business and services solutions. We help them get ahead by adding revenue, reducing expenses and optimizing networks.

Tellabs (Nasdaq: TLAB) is part of the NASDAQ Global Select Market, Ocean Tomo 300® Patent Index, the S&P 500 and several corporate responsibility indexes including the Maplecroft Climate Innovation Index, FTSE4Good and eight FTSE KLD indexes. http://www.tellabs.com

MEDIA CONTACT: George Stenitzer, +1.630.798.3800, george.stenitzer@tellabs.com

INVESTOR CONTACT: Tom Scottino, +1.630.798.3602, tom.scottino@tellabs.com

Tellabs® and are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.